Exhibit 5.1

November 2, 2026

Pasqal Holding SA

24, rue Emile Baudot

91120 Palaiseau

France

Re:	Registration Statement on Form S-8 of Pasqal Holding SA

Ladies and Gentlemen:

We are acting as special French counsel for Pasqal Holding SA (the “Company”), a French société anonyme, in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of ordinary shares of the Company, nominal value €0.02 per share (the “Shares”), (i) issuable pursuant to the Company’s 2026 Restricted Stock Units Plan, 2026 Founder Share Subscription Warrants (BSPCE) Program and 2026 Stock Option Program (collectively, the “2026 Plans”) and (ii) issuable upon the exercise of outstanding founder share subscription warrants (bons de souscription de parts de créateur d’entreprise) (the “Rollover BSPCEs”) granted under the Pasqal Holding SAS BSPCE-Management Plan and the Pasqal Holding SAS BSPCE-Employees Plan (together, the “Legacy Plans” and, together with the 2026 Plans, the “Plans”), which Rollover BSPCEs were assumed by the Company in connection with the merger of Pasqal Holding SAS with and into the Company completed on August 27, 2026.

In connection with the opinion expressed herein, we have examined (i) a certified copy of the Company’s statuts (by-laws), (ii) the Plans and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant or necessary for purposes of such opinion. We have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations.

In such examination, we have assumed that the entry into the Plans and the issuance of the Shares by the Company are (a) in the Company’s corporate interest and (b) serving the Company’s corporate purpose (objet social) as set forth in its statuts or other constitutional documents.

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In rendering the opinion below, we have assumed that (1) the Company will take no action inconsistent with the Plans and the resolutions authorizing the Company to issue the Shares, (2) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the combined general meeting (ordinary and extraordinary) of the shareholders of the Company dated August 27, 2026 (the “Shareholders’ Meeting”), the Board of Directors of the Company (the “Board”) and the Chief Executive Officer (directeur général) of the Company, if applicable, have not been or will not be amended or superseded, have been or will be duly passed at duly convened and held meetings and, with respect to the Board, of duly appointed members, (3) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans as adopted by the Shareholders’ Meeting, the Board and the Chief Executive Officer (directeur général) of the Company, if applicable, and the applicable award agreements have been or will be in full force and effect on the date of such awards, (4) for any awards under the 2026 Plans, such awards will be approved by the Board and, if applicable, the Chief Executive Officer (directeur général) of the Company in accordance with applicable law, the resolutions of the Shareholders’ Meeting and with the terms of the relevant Plan, (5) the amount of Shares awarded under the Plans have been and will remain within the limits of the then authorized but unissued amounts of Shares pursuant to the resolutions set forth in (2) above, (6) all Shares issued under the Plans will be issued in compliance with applicable law and with the relevant terms of the Plans, (7) the Rollover BSPCEs have been validly issued and granted by Pasqal Holding SAS in accordance with applicable law and the terms of the Legacy Plans, and the rights of their holders have been validly maintained by the Company in connection with the merger of Pasqal Holding SAS with and into the Company, and (8) the Plans submitted to us have not been or will not be amended or superseded.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the 2026 Plans have been duly authorized by the Shareholders’ Meeting and that the Shares that may be issued pursuant to the Plans, including upon exercise of the Rollover BSPCEs, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable, including payment of the exercise price), will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Shares issued under the Plans will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares issued under the Plans.

The opinion expressed herein is given at the date set out above. We express no opinions as to the effect that any future event, or any act of the Company, may have on the matter referred to in this opinion. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of this Registration Statement.

The opinion set out above is subject to the following qualifications:

1.	we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the Registration Statement, or of any information, opinion or statement of facts relating to the Company, or the Shares contained in the aforementioned document, nor have we been responsible for ensuring that no material information has been omitted from it;

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2.	this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

3.	it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait K-bis) or the non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe (Europe) LLP

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